Exhibit 3.01

SECOND AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ENERGY TELECOM, INC.

It is hereby certified that:

1. The present name of the corporation (hereinafter called the “Corporation”) is Energy Telecom, Inc.

2. The name under which the Corporation was originally incorporated is The Energy Corp.  The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Florida on September 7, 1993, under Document Number P93000062226, as subsequently amended.

3. The provision of the Articles of Incorporation are hereby restated and amended in this instrument, which is entitled Second Amended and Restated Articles of Incorporation of Energy Telecom, Inc.

4. The Board of Directors of the Corporation has duly adopted the below Second Amended and Restated Articles of Incorporation on April 23, 2014.

5. On April 23, 2014, the shareholders of the Corporation, acting through the written consent of the holders of a majority in interest of the voting capital stock of the Corporation, approved the below Second Amended and Restated Articles of Incorporation which represents a number of votes cast in favor which is sufficient for approval of the Second Amended and Restated Articles of Incorporation.

6.  This Second Amended and Restated Articles of Incorporation of Energy Telecom, Inc. shall be effective as of April 25, 2014:

Article I – Name

The name of the Corporation is ENERGY TELECOM, INC.

Article II – Duration

This Corporation shall exist perpetually unless dissolved according to law.

Article III – Purpose

The Corporation may engage in any legal activity. The Corporation may engage in the purchase or acquisition of property, business, rights or franchises, to incur debt, and to raise, borrow money and secure the payment o money in any lawful manner, and for the purpose of transacting any or all lawful business.

Article IV – Capitalization

Section 1. Authorized Shares. This Corporation is authorized to issue 200,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), 10,000,000 shares of Class B Common Stock, no par value per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”) and 10,000,000 shares of Preferred Stock, par value $0.001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

Section 2. Common Stock. A statement of the designations of each class of Common Stock and the powers, preferences and rights and qualifications, limitations or restrictions thereof is as follows:

(a) Voting Rights.

(i) Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii) Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii) Each holder of shares of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(b) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(c) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(d) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e) Equal Status. Except as expressly provided in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

(f) Conversion Right of Class B Common Stock. Each share of Class B Common Stock shall be convertible into ten (10) fully paid and nonassessable shares of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(g) Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

Section 3. Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to these Articles of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to these Articles of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

Article V – Preemptive Rights

No holder of stock of the Corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any part of any stock now or subsequently authorized to be issued, or shares of the stock, held in the treasury of the Corporation or securities convertible into stock, whether issued for cash or other consideration or by way of dividend or otherwise.

Article VI – Board of Directors

The business of the Corporation shall be managed by a Board of Directors consisting of not fewer than one person, the exact number to be determined from time to time in accordance with the Bylaws.

Article VII – Meetings

Meetings of stockholders may be held within or without the State of Florida, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Florida at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

Article VIII – Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Board of Directors then in office shall be required in order for the Board of Directors to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation. Notwithstanding the above or any other provision of these Articles of Incorporation, the Bylaws of the Corporation may not be amended, altered or repealed except in accordance with Article X of the Bylaws. No Bylaw hereafter legally adopted, amended, altered or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, amended, altered or repealed.

Article IX – Merger

The approval of the shareholders of this Corporation to any plan of merger shall be required in every case, whether or not such approval is required by law.

Article IX – Indemnification

Section 1. To the fullest extent permitted by the Florida Business Corporation Act as the same exists or as may hereafter be amended, neither an officer or director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the Florida Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated to the fullest extent permitted by the Florida Business Corporation Act, as so amended.

Section 2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

Section 3. Neither any amendment or repeal of any Section of this Article IX, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article X – Address

The principal place of business and mailing address of the Corporation is 3501-B N. Ponce de Leon Blvd., #393, St. Augustine, FL 32084.

Article XI – Amendment

The Corporation reserves the right to amend or repeal any provision contained in these Articles of Incorporation in the manner prescribed by the laws of the State of Florida.

/s/ THOMAS RICKARDS
Thomas Rickards
Chief Executive Officer